Exhibit 99.1

AOL REPORTS Q4 EARNINGS

NEW YORK – February 1, 2012 - AOL Inc. (NYSE: AOL) released fourth quarter 2011 results today.

“AOL took a large step forward in Q4 and I am very pleased with the way we ended the year,” said Tim Armstrong, Chairman and CEO. “Our Q4 results highlight AOL’s ability to methodically improve our consumer offering and financial performance. We continue to invest in AOL and will continue to improve our operations during 2012.”

Summary Results

In millions (except per share amounts)

	Q4 2011	Q4 2010	Change	FY 2011	FY 2010	Change
Revenue
Advertising	$363.8	$331.6	10%	$1,314.2	$1,284.1	2%
Subscription	194.6	235.9	-18%	803.2	1,023.6	-22%
Other	18.4	28.5	-35%	84.7	109.0	-22%

Total revenues	$576.8	$596.0	-3%	$2,202.1	$2,416.7	-9%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$124.6	$158.0	-21%	$387.5	$747.4	-48%
Restructuring costs	$2.8	$(0.3)	NM	$38.3	$33.8	13%

Operating income (loss)	$54.8	$67.4	-19%	$45.8	$(982.6)	NM
Net income (loss)	$22.8	$66.2	-66%	$13.1	$(782.5)	NM

Diluted EPS from continuing operations	$0.23	$0.60	-62%	$0.12	$(7.42)	NM
Cash provided by continuing operations	$97.9	$107.1	-9%	$274.5	$593.5	-54%
Free Cash Flow (1)	$72.6	$70.6	3%	$164.7	$460.1	-64%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Q4 Noteworthy Items:

•	AOL grew global advertising revenue 10%, its third consecutive quarter of year-over-year growth.

•	AOL’s total revenue decline was its lowest rate of revenue decline in 5 years.

•	Global Advertising revenue reflects strong growth, including:

•	15% growth in global display revenue, its fourth consecutive quarter of year-over-year growth.

•	20% growth in third party network revenue, its third consecutive quarter of year-over-year growth and sixth consecutive quarter of sequential growth.

•	The lowest rate of search and contextual revenue decline in approximately 3 years, due in large part to growth in search revenue on AOL.com.

•	Sequential growth in search and contextual revenue for the first time in 3 years.

•	Subscription revenue declined at the lowest rate of decline in 5 years (18%), while monthly average churn of 2.2% continues the trend of year-over-year churn reduction.

•

AOL’s Adjusted OIBDA expenses, excluding Traffic Acquisition Costs (TAC) and an $8.5 million legal settlement were $360.4 million, down from $391.3 million and $368.0 million in Q2 and Q3 2011, respectively.

•

AOL’s operating income and Adjusted OIBDA grew $46.2 million and $37.4 million sequentially. Both declined year-over-year due to lower total revenue, strategic investments and an $8.5 million legal settlement. Net income declines year-over-year also reflect the gain on sale of AOL’s investment in Brightcove in Q4 2010.

•	AOL continued to make progress in key internet growth areas:

•	Video: AOL grew its videos, video views, video ad impressions and revenue at double-digit rates.

•	Brand Advertising: Project Devil advertisers, impressions and revenue grew at double-digit rates.

•	Local: Patch grew traffic, advertisers and ad impressions over 100% year-over-year.

•	Traffic: Consumer usage was flat to Q3 2011 as growth in the Huffington Post Media Group sites offset declines at MapQuest and AIM.

•

AOL repurchased 3.3 million shares of common stock between its last earnings release and today at an average price of $14.31 per share (approximately $48 million) and 13.0 million shares to date at an average price of $13.62 per share (approximately $178 million). AOL has $72 million left on its share repurchase authorization.

•

Free Cash Flow grew 3% year-over-year, reflecting an approximate 50% reduction in capital expenditures and lower restructuring payments. At December 31, 2011, AOL had $407.5 million of cash. Q4 2011 cash from continuing operations and Free Cash Flow were negatively impacted by an $8.5 million legal settlement.

DISCUSSION OF RESULTS

Revenue

	Q4 2011	Q4 2010	Change
	(In millions)
Advertising revenue
Display	$170.6	$148.2	15%
Display - domestic	157.5	136.7	15%
Display - international	13.1	11.5	14%
Search and contextual	88.4	96.4	-8%

AOL Properties	259.0	244.6	6%

Third Party Network	104.8	87.0	20%

Total advertising revenue	363.8	331.6	10%

Subscription revenue	194.6	235.9	-18%

Other revenue	18.4	28.5	-35%

Total revenue	$576.8	$596.0	-3%

Global advertising revenue grew 10% year-over-year in Q4 2011, reflecting double digit growth in both global display and the third party network, partially offset by declines in search and contextual revenue.

Global display revenue was driven by growth in domestic and international display advertising. Domestic display advertising revenue growth reflects continued improved pricing on premium display advertising and improved yield management across our properties. Growth in display revenue also reflects an increase in Patch revenue and performance-based fees related to marketing of third party products and services. International display revenue reflects growth in both the U.K. and Canada.

Third party network revenue increased $17.8 million, reflecting 10% growth in the Advertising.com Group and $9.4 million related to the acquisition of goviral (acquired in January 2011). Advertising.com Group growth reflects an increase in advertisers and publishers on the network and increased sales of premium packages and products.

Partially offsetting advertising revenue growth was a decline in search and contextual revenue of $8.0 million, primarily related to fewer domestic queries, due in large part to a decline in queries from legacy cobranded portals and a 15% year-over-year decrease in domestic AOL-brand access subscribers. Search and contextual revenue declines also reflects the $2.3 million impact from fewer international queries, partially offset by growth in search revenue on AOL.com. Notably, search and contextual revenue grew sequentially for the first quarter in 3 years, driven by sequential growth on AOL.com.

Subscription revenue declines reflect a 15% and 1% decline in domestic AOL-brand access subscribers and average revenue per subscriber, respectively. Subscription revenue declines also reflect the net effect of resolutions of certain disputes with the counterparty to whom we sold our German access business in 2007. The resolution of these disputes favorably impacted Q4 2010 and Q4 2011 subscription revenue by $5.4 million and $3.1 million (-$2.3 million net impact on year-over-year growth), respectively. Q4’s subscription revenue decline was the lowest level of decline in 5 years. In addition to benefitting from the continued maturation of the tenured base, the decrease in the rate of decline in subscription revenue reflects the impact of a price rationalization program AOL began in late Q3. This program significantly reduced the number of price points and more clearly defined and enhanced the value of our product offerings for consumers. Additionally, monthly average churn contributed to the lower rate of decline, falling from 2.3% in Q4 2010 to 2.2% in Q4 2011.

Revenue continued …

Other revenue declines primarily reflect lower mobile carrier revenues. Revenue from mobile carriers represented 38% of total “Other revenue” in Q4 2010 and 17% in Q4 2011.

Profitability

AOL’s decline in operating income and Adjusted OIBDA primarily reflects the lower revenue discussed above and increased costs of revenues, partially offset by lower general and administrative expenses. While declining sequentially for the second consecutive quarter, costs of revenues grew year-over-year reflecting continued investment in areas of strategic focus, primarily related to acquisitions made late in 2010 and early in 2011 and $4.8 million of increased TAC, reflecting increased third party advertising revenue. General and administrative expenses declined year-over-year, benefitting from a reduction in personnel and facilities costs mainly related to reduced corporate headcount as a result of the impact of strategic initiatives in 2010 to align costs with our structure. Q4 2011 operating income and Adjusted OIBDA were also negatively impacted by an $8.5 million legal settlement. Operating income declines were partially offset by a $13.5 million decrease in depreciation and amortization in Q4 2011 versus Q4 2010 primarily due to a decline in depreciable assets and certain intangible assets becoming fully amortized. Net income declines were impacted by the Q4 2010 gain on sale of AOL’s investment in Brightcove and an increased income tax provision.

Tax

Although our income tax provision increased in Q4 2011, we are utilizing and expect to continue to utilize our deferred tax assets to offset future cash income tax obligations. Our effective tax rate for income from continuing operations was 57.7% for the three months ended December 31, 2011, as compared to an effective tax rate of 13.2% for the three months ended December 31, 2010. This rate increased from the statutory U.S. federal income tax rate of 35.0% and the effective tax rate for the three months ended December 31, 2010 due to the impact of foreign losses, for which no benefit is received on our U.S. income tax provision, and the impact of Restricted Stock Units (RSUs) vesting in Q4 2011. The net decline in AOL’s stock price since the grant date of these RSUs has resulted in a lower tax deduction than the book compensation expense previously recorded, which increases our income tax provision in the period the RSUs vest. Additionally, the effective rate for the three months ended December 31, 2011 increased over the effective rate for the prior year period, due to the goodwill impairment charge (recorded in Q2 2010, the majority of which was non-deductible for income tax purposes). The significance of this primarily non-deductible charge relative to our operating income in 2010 had the effect of significantly lowering our Q4 2010 effective tax rate.

Our effective tax rate for income from continuing operations was 69.0% for the year ended December 31, 2011, as compared to an effective tax rate of 18.4% for the year ended December 31, 2010. The effective tax rate in 2011 increased from the statutory U.S. federal income tax rate of 35.0% and the effective tax rate for the year

Tax continued …

ended December 31, 2010 due to the impact of foreign losses, for which no benefit is received on our U.S. income tax provision, and non-deductible acquisition-related expenses incurred in 2011, partially offset by the effects of the worthless stock deductions and favorable adjustments related to escrow disbursements in 2011 which will result in a tax benefit. Additionally, the effective rate for the year ended December 31, 2011 increased over the effective rate for the prior year period due to the goodwill impairment charge recorded in the second quarter of 2010, the majority of which was non-deductible for income tax purposes. The significance of this primarily non-deductible charge relative to our operating income in 2010 had the effect of significantly lowering our 2010 effective tax rate.

Cash Flow

Q4 2011 cash from continuing operations was $97.9 million while Free Cash Flow was $72.6 million. Cash provided by continuing operations declined versus Q4 2010, primarily reflecting the decrease in operating income, partially offset by lower restructuring payments in Q4 2011 as compared to Q4 2010. Free Cash Flow grew year-over-year reflecting a reduction in capital expenditures in the current year period.

OPERATING METRICS

	Q4 2011	Q4 2010	Y/Y Change	Q3 2011	Q/Q Change

Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,272	3,852	-15%	3,452	-5%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU) (1)	$17.87	$18.12	-1%	$17.49	2%
Domestic AOL-brand access subscriber monthly average churn (2)	2.2%	2.3%	-4%	2.2%	0%

Unique Visitors (in millions) (3)

Domestic average monthly unique visitors to AOL Properties	107	112	-4%	107	0%

Domestic average monthly unique visitors to AOL Advertising Network (4)	187	181	3%	187	0%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the percentage of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.
(4)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss fourth quarter 2011 financial results on Wednesday, February 1, 2012, at 8:00 am Eastern Time (ET). To access the call, parties in the United States and Canada should call toll-free (800) 659-1966 and international parties should call (617) 614-2711. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010 and international parties should call (617) 801-6888. The access code for the replay is 68658528.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues:
Advertising	$363.8	$331.6	$1,314.2	$1,284.1
Subscription	194.6	235.9	803.2	1,023.6
Other	18.4	28.5	84.7	109.0

Total revenues	576.8	596.0	2,202.1	2,416.7
Costs of revenues	394.2	378.1	1,584.4	1,420.6
General and administrative	106.5	112.6	440.0	491.2
Amortization of intangible assets	18.5	24.6	92.0	145.3
Restructuring costs	2.8	(0.3)	38.3	33.8
Goodwill impairment charge	—	—	—	1,414.4
(Gain) loss on disposal of assets and consolidated businesses, net	—	13.6	1.6	(106.0)

Operating income (loss)	54.8	67.4	45.8	(982.6)
Other income (loss), net	(0.9)	7.0	(3.5)	13.4

Income (loss) from continuing operations before income taxes	53.9	74.4	42.3	(969.2)
Income tax provision (benefit)	31.1	9.8	29.2	(178.5)

Income (loss) from continuing operations	22.8	64.6	13.1	(790.7)
Discontinued operations, net of tax	—	1.6	—	8.2

Net income (loss)	$22.8	$66.2	$13.1	$(782.5)

Per share information:

Basic income (loss) per common share from continuing operations	$0.23	$0.61	$0.13	$(7.42)
Discontinued operations, net of tax	—	0.01	—	0.08

Basic net income (loss) per common share	$0.23	$0.62	$0.13	$(7.34)

Diluted income (loss) per common share from continuing operations	$0.23	$0.60	$0.12	$(7.42)
Discontinued operations, net of tax	—	0.01	—	0.08

Diluted net income (loss) per common share	$0.23	$0.61	$0.12	$(7.34)

Shares used in computing basic income per common share	97.1	106.7	104.2	106.6

Shares used in computing diluted income per common share	98.6	107.7	106.0	106.6

Depreciation expense by function:
Costs of revenues	$32.8	$38.8	$142.0	$166.6
General and administrative	3.0	4.4	18.9	29.7

Total depreciation expense	$35.8	$43.2	$160.9	$196.3

Equity-based compensation by function:
Costs of revenues	$4.4	$2.3	$16.2	$8.3
General and administrative	6.4	6.6	26.3	27.8

Total equity-based compensation	$10.8	$8.9	$42.5	$36.1

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$6.2	$3.4	$34.0	$4.6
General and administrative	0.1	0.7	1.2	1.6

Total retention compensation expense related to acquired companies	$6.3	$4.1	$35.2	$6.2

Traffic Acquisition Costs (included in costs of revenues)	$83.3	$78.5	$305.5	$297.7

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,
	2011	2010
	(unaudited)
Assets

Current assets:
Cash and equivalents	$407.5	$801.8
Accounts receivable, net of allowances of $8.3 and $16.1, respectively	311.5	307.7
Prepaid expenses and other current assets	36.9	46.8
Deferred income taxes	53.7	82.9

Total current assets	809.6	1,239.2
Property and equipment, net	505.2	529.2
Goodwill	1,064.0	810.9
Intangible assets, net	135.2	99.6
Long-term deferred income taxes	259.2	258.4
Other long-term assets	51.8	25.0

Total assets	$2,825.0	$2,962.3

Liabilities and Equity

Current liabilities:
Accounts payable	$74.9	$80.0
Accrued compensation and benefits	152.8	114.5
Accrued expenses and other current liabilities	171.6	236.3
Deferred revenue	70.9	92.6
Current portion of obligations under capital leases	44.6	35.2

Total current liabilities	514.8	558.6
Obligations under capital leases	66.2	50.9
Deferred income taxes	3.5	—
Other long-term liabilities	67.9	65.9

Total liabilities	652.4	675.4

Stockholders’ equity:
Common stock, $0.01 par value, 107.0 million shares issued and 94.3 million shares outstanding as of December 31, 2011 and 106.7 million shares issued and outstanding as of December 31, 2010	1.1	1.1
Additional paid-in capital	3,422.4	3,376.6
Accumulated other comprehensive loss, net	(287.5)	(287.9)
Accumulated deficit	(789.8)	(802.9)
Treasury stock, at cost, 12.7 million shares at December 31, 2011	(173.6)	–

Total stockholders’ equity	2,172.6	2,286.9

Total liabilities and stockholders’ equity	$2,825.0	$2,962.3

AOL Inc.

Consolidated Statements of Cash Flows

(In millions)

	Years Ended December 31,
	2011	2010
	(unaudited)
Operations

Net income (loss)	$13.1	$(782.5)
Less: Discontinued operations, net of tax	—	8.2

Net income (loss) from continuing operations	13.1	(790.7)
Adjustments for non-cash and non-operating items:
Depreciation and amortization	252.9	341.6
Asset impairments	7.6	1,426.5
(Gain) loss on sale of investments and consolidated businesses, net	1.6	(132.5)
Equity-based compensation	42.5	36.1
Other non-cash adjustments	2.4	10.6
Deferred income taxes	23.3	(183.9)
Changes in operating assets and liabilities, net of acquisitions
Receivables	12.2	129.6
Accrued expenses	(50.7)	(168.7)
Deferred revenue	(24.0)	(21.5)
Other balance sheet changes	(6.4)	(53.6)

Cash provided by continuing operations	274.5	593.5
Cash provided (used) by discontinued operations	—	(1.1)

Cash provided by operations	274.5	592.4

Investing Activities

Investments and acquisitions, net of cash acquired	(377.9)	(154.0)
Proceeds from disposal of assets and consolidated businesses, net	4.7	344.2
Capital expenditures and product development costs	(61.8)	(95.9)
Investment activities from discontinued operations	—	14.8

Cash provided (used) by investing activities	(435.0)	109.1

Financing Activities

Repurchase of common stock	(173.6)	—
Principal payments on capital leases	(48.0)	(37.5)
Tax withholdings related to net share settlements of restricted stock units	(0.4)	(4.3)
Increase in cash collateral securing letters of credit	(11.8)	—

Cash used by financing activities	(233.8)	(41.8)

Effect of exchange rate changes on cash and equivalents	—	(4.9)

Increase (decrease) in cash and equivalents	(394.3)	654.8

Cash and equivalents at beginning of period	801.8	147.0

Cash and equivalents at end of period	$407.5	$801.8

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income for the three months and years ended December 31, 2011 and 2010 (In millions, except per share amounts):

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Accelerated amortization of intangible assets (1)	$—	$—	$—	$(40.0)
Restructuring costs	(2.8)	0.3	(38.3)	(33.8)
Goodwill impairment charge	—	—	—	(1,414.4)
Gain on sale of Brightcove investment	—	8.0	—	8.0
Gain on sale of Kayak Software Corporation	—	—	—	17.5
Equity-based compensation expense	(10.8)	(8.9)	(42.5)	(36.1)
Retention compensation expense related to acquired companies (2)	(6.3)	(4.1)	(35.2)	(6.2)
ICQ operating income, including impact of ICQ sale (3)	—	(13.6)	—	116.2
Legal settlement	(8.5)	—	(8.5)	—

Pre-tax impact	(28.4)	(18.3)	(124.5)	(1,388.8)

Income tax impact (4)	9.4	6.6	40.2	(28.2)

After-tax impact	(19.0)	(11.7)	(84.3)	(1,417.0)
Income tax benefit related to worthless stock deduction	—	0.5	—	300.0
Discontinued operations, net of tax (5)	—	1.6	—	8.2

After-tax impact of items impacting comparability of net income	$(19.0)	$(9.6)	$(84.3)	$(1,108.8)

Impact per basic common share	$(0.20)	$(0.09)	$(0.81)	$(10.40)

Impact per diluted common share	$(0.19)	$(0.09)	(0.80)	$(10.40)

Effective tax rate (6)	39.0%	39.9%	39.0%	39.9%

(1)

Amortization of intangible assets for the year ended December 31, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative.

(2)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible, until disposition of the acquired entity.

(3)

AOL sold its ICQ operations on July 8, 2010. The three months ended December 31, 2010 include an adjustment to the gain on sale of ICQ and the year ended December 31, 2010 includes the results of ICQ operations for the portion of the year prior to the sale and the gain on the sale of ICQ.

(4)

The income tax impact is calculated by applying the normalized effective tax rate to deductible items. Items that are not deductible include the majority of the goodwill impairment charge and a portion of the retention compensation expense, discussed above.

(5)

Discontinued operations, net of tax includes the results of operations of buy.at through disposition date. The results for the year ended December 31, 2010 include the pre-tax loss on the sale of buy.at and the income tax benefit associated with the capital loss deferred tax asset generated by the buy.at sale.

(6)	For the three months and years ended December 31, 2011 and 2010, the effective tax rates were calculated based on AOL’s normalized annual effective tax rates for 2011 and 2010, respectively.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing Operations

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Operating income (loss)	$54.8	$67.4	$45.8	$(982.6)

Add: Depreciation	35.8	43.2	160.9	196.3

Add: Amortization of intangible assets	18.5	24.6	92.0	145.3

Add: Restructuring costs	2.8	(0.3)	38.3	33.8

Add: Equity-based compensation	10.8	8.9	42.5	36.1

Add: Asset impairments	2.5	1.4	7.6	1,426.5

Add: Losses/(gains) on disposal of consolidated businesses, net	—	13.6	1.6	(106.0)

Add: Losses/(gains) on asset sales	(0.6)	(0.8)	(1.2)	(2.0)

Adjusted OIBDA (1)	$124.6	$158.0	$387.5	$747.4

Cash provided by continuing operations	$97.9	$107.1	$274.5	$593.5

Less: Capital expenditures and product development costs	12.8	25.9	61.8	95.9

Less: Principal payments on capital leases	12.5	10.6	48.0	37.5

Free Cash Flow (1)	$72.6	$70.6	$164.7	$460.1

(1)	Adjusted OIBDA and Free Cash Flow for the three months and year ended December 31, 2011 include an $8.5 million legal settlement.

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and noncash asset impairments. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of restructurings and gains and losses on asset sales, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows and the results of discontinued operations.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; and 11) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

Having helped millions of Americans to get online, AOL Inc. (NYSE: AOL) is on a mission to inform, entertain and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Marketing & Corporate Communications

Maureen Sullivan

212-206-5030

Maureen.Sullivan@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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